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                                                            EXHIBIT 10.3 (e)

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made this 1st day of January, 1997, between BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC., a Georgia corporation ("Blue Cross"), CERULEAN COMPANIES, INC., a Georgia corporation ("Cerulean") and RICHARD D. SHIRK, a resident of Atlanta, Fulton County, Georgia. Cerulean and Blue Cross are sometimes referred to herein collectively as "Employer."

                                    RECITALS

         WHEREAS, Employer desires to employ and retain the unique experience, ability and services of Employee and to prevent any other competitive business from securing his services and utilizing his experience, background and know-how; and,

         WHEREAS, the terms, conditions and undertakings of this Agreement were submitted to and duly approved and authorized by the Compensation Committees of the Boards of Directors of each of Blue Cross and Cerulean at meetings held on December 6, 1996, and by the Boards of Directors of Blue Cross and Cerulean at meetings held on December 7, 1996.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and the good and valuable services tendered by the Employee to the Employer in the past and future, the parties hereto agree as follows:

1.       EMPLOYMENT; DUTIES.

         Each of Cerulean and Blue Cross hereby employs Employee as its President and Chief Executive Officer and Employee hereby accepts and agrees to such employment pursuant to the terms and conditions of this Agreement. Employee shall devote his full time to such employment as President and Chief Executive Officer of Employer, and, if elected, shall serve as a Director and Officer of any of Employer's subsidiaries and affiliates and shall perform duties customarily incident to such offices and such other duties as may from time to time be assigned to him by the Board of Directors; provided, however, that Employee shall be permitted to serve as a member of the Board of Directors of companies that do not compete with Employer so long as such directorships do not affect the performance of his duties under this Agreement. In addition, so long as the Bylaws of Employer so provide, or if otherwise selected, Employee shall serve as a member of Employer's Board of Directors.

2.       TERM.

         The initial term of this Agreement shall be for a period commencing January 1, 1997, and terminating on December 31,1998, provided that the terms of this Agreement shall be extended automatically on the first day of each month for one additional month so that this





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Agreement shall always be for a full two (2) year period unless the Board of
Directors of either Cerulean or Blue Cross shall affirmatively decide and notify Employee to the contrary in writing, in which event the Agreement shall terminate at the end of the two (2) year period commencing on the first day of the month following such notice.

3.       COMPENSATION.

         Employee shall be paid a base salary in the amount of Four Hundred and Twenty-Five Thousand Dollars ($425,000) per annum. The amount of such base salary shall be fixed by the Boards of Directors or the Compensation Committees of Cerulean and Blue Cross from time to time; provided, however, that such compensation shall always be equal, at a minimum, to the base salary rate in effect during the immediately preceding year during the term of this Agreement. The base salary shall be paid to Employee with the same frequency and in the same manner as other executives of Employer. Cerulean and Blue Cross shall be jointly and severally obligated as Employer under this Agreement.

4.       EMPLOYEE INCENTIVES.


         Employee shall be allowed to participate in any and all Incentive Compensation Plans, whether annual or long term, cash or non-cash, established by Employer for any other executives of the Employer or its subsidiaries on a basis consistent with the position of Employee, but, in any event, not less than on an equal basis with any other executives of the Employer or its subsidiaries.

5.       COMPENSATION CONTINUATION UPON TERMINATION.


         (a) If, at any time during the term of this Agreement, the Employee's employment is terminated by the Employer for any reason other than For Cause, as hereinafter defined, or by Employee for Good Reason, as hereinafter defined, then all payments under this Agreement shall continue at the same rate as in effect at the time of such involuntary termination for a period of two (2) years; provided, however that if such termination occurs after notice has been given to Employee, pursuant to Paragraph 2 of this Agreement, that the Agreement will not be extended, such payments shall only continue for the remaining term of this Agreement.

         (b) If, at any time, the Employee's employment is terminated by the Employer For Cause, as hereinafter defined, the Employee shall not, except for such benefits as may be vested, be entitled to any compensation whatsoever from Employer after the effective date of termination.

         (c) If, at any time during the term of this Agreement, Employee voluntarily terminates his employment without Good Reason, then Employee shall not, except for such benefits as may be vested, be entitled to any compensation whatsoever after the effective date of such termination.





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         (d)     As used in the preceding subparagraphs of this Paragraph 5, the term "all payments" shall include, in addition to vested benefits, salary payments, the payment by the Employer of all sums necessary to continue the health care plan then in effect for Employee, his spouse and his dependents, and the life insurance program covering the life of Employee. The term "all payments" shall also include Employee's automobile allowance and annually, on March 15th of each year, an Incentive Compensation Plan award equal to the average of the last two annual Incentive Compensation Plan awards received by Employee, including only years in which Incentive Compensation Plan awards were generally paid. At the conclusion of the two (2) year payout period, Employee and his dependents shall be entitled to receive retiree health benefits.

         (e) Termination "For Cause" shall be such cause involving (i) the willful engaging by Employee in conduct, or the taking by Employee of any action, which is materially injurious to Employer, (ii) the willful and repeated failure by Employee to substantially perform his duties hereunder; or
(iii) gross misconduct or conduct involving moral turpitude. Such cause shall be determined first by the Governance Committees of the Boards of Directors of Blue Cross and Cerulean and then approved by a majority of all of the members the Board of Directors of both Cerulean and Blue Cross (not just a majority of the members present and voting); provided, however, that in no event shall differences in management philosophy or the structure or operations of the Employer be deemed such a cause.

         (f) "Good Reason" shall mean (a) any assignment to Employee of any duties significantly different than those contemplated in Paragraph 1 hereof, or any material limitation in Employee's authority, powers or responsibilities as Chief Executive Officer not contemplated in Paragraph 1 hereof, (b) the failure to be elected, or his removal as a member of the Board of Directors of either Cerulean or Blue Cross unless required by a change in Georgia law, (c) receipt by Employee of any notice limiting the term of this Agreement to two
(2) years as provided in Paragraph 2 hereof, (d) a material breach by either Cerulean or Blue Cross of any of the material provisions of this Agreement that are not cured within thirty (30) days after notice, or (e) a Change in Control as defined herein.


6.       DISABILITY.


         If Employer determines that Employee's physical or mental condition prevents his performance during the term of this Agreement, then the monthly salary payments described in Paragraph 3 of this Agreement shall continue at the same rate then in effect for a period of two (2) years and Employee shall become immediately entitled to the benefits provided in Paragraph 10 hereof.
If such condition is accepted by Employer's insurance carrier for disability coverage, the amount of Employer's compensation obligation to Employee shall be limited to the difference between disability payments to Employee (whether received from the insurance carrier or Social Security, or both) and Employee's salary at the time disability payments commence.





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7.       VACATION.


         Employee shall be entitled to six (6) weeks of vacation each year instead of the vacation time that would otherwise be provided for in accordance with Employer's normal policies.

8.       EMPLOYEE BENEFITS.


         This Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which Employee may be entitled as an employee of Employer under any retirement, pension, profit-sharing, insurance, prepaid health care plans or other plans which may not be in effect or which may hereafter be adopted; it being understood that Employee shall have the same rights and privileges to participate in such plans and benefits as any other employee of Employer. Information regarding the various benefit and incentive plans available to executive and other employees of Employer have previously been delivered to Employee and additional copies are available upon request by Employee.

9.       EXPENSES.


                 It is recognized that Employee will have to incur certain out-of-pocket expenses in connection with his services hereunder. Employer will reimburse Employee for reasonable expenses incurred in the furtherance of Employer's business. In addition, throughout the term of this Agreement, Employer shall pay for, provide Employee with, reimburse Employee for or provide Employee at its expense: (i) an automobile allowance sufficient to lease a Buick Park Avenue automobile or another automobile of comparable cost selected by Employee; (ii) the cost of memberships in luncheon and civic clubs as may be agreed to by Employer and Employee; (iii) the cost of having his spouse accompany him on his out-of-town trips made in the course of carrying out his duties as President and Chief Executive Officer of Employer; and (iv) any costs or expenses incurred by Employee in connection with the negotiation or renegotiation of this Employment Agreement or the enforcement of any provision hereof.

10.      ADDITIONAL BENEFITS.


         In addition to the other benefits, compensation and expenses provided to Employee under this Agreement, Employer shall also provide the following:

         (a) Financial planning services to Employee at such cost and at such times as determined in the reasonable discretion of Employee.

         (b) Employer shall provide Employee with a nonqualified supplemental executive retirement pension ("SERP") in the form attached hereto as Exhibit A. The SERP benefit payable to Employee shall be determined as follows:





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         (1)     BENEFIT PAYABLE BEFORE AGE 55. If Employee voluntarily
         terminates employment without Good Reason before age 55, no benefits shall be payable from the SERP. If Employee terminates employment before age 55 for any other reason, Employee shall be entitled to an annual benefit, calculated as a single life annuity commencing at age 55, equal to the following:

         (A) two (2) percent of Employee's Final Average Earnings (as defined under the Retirement Program, but determined without regard to the limitation on Earnings described in section 401(a)(17) of the Internal Revenue Code), multiplied by

         (B) Employee's years of service, assuming that Employee has twenty-one (21) years of service at age 51, and earns an additional year of service for each year of additional age at Employee's date of termination, reduced by

         (C) twenty-one (21) percent (which represents a reduction of three(3) percent per year from age 62, for commencement at age
                 55), and further reduced by

         (D) the actuarial equivalent value of Employee's age 62 benefit under the Social Security Act, and further reduced by

         (E) the single life annuity Employee would be entitled to receive under the Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia, Inc. (The "Retirement Program") at the time benefits commence under this Agreement.

         (2) BENEFITS PAYABLE AFTER AGE 55, BUT BEFORE AGE 60. If Employee terminates employment for any reason on or after age 55, but before reaching 60, Employee shall be entitled to an annual benefit, calculated as single life annuity commencing as soon as practicable following Employee's termination , equal to the following:

         (A) two (2) percent of Employees's Final Average Earnings (as defined in Paragraph 10(b)(1)(A) above) multiplied by Employee's years of service at age 55 (assuming 25 years of service at age 55), reduced by

         (B) 0.25 percent for each month that Employee's termination date precedes his 62nd birthday, plus

         (C) three (3) percent of Employee's Final Average Earnings for each year that Employee's termination date precedes age 62, reduced by

         (D) the actuarial equivalent value of Employee's age 62 benefit under the Social Security Act, further reduced by





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         (E)     the single life annuity Employee would be entitled to receive under the Retirement Program at the time benefits commence under this Agreement.

         (3) BENEFIT PAYABLE AFTER AGE 60. If Employee terminates employment for any reason on or after age 60, Employee shall be entitled to an annual benefit, calculated as a single life annuity commencing as soon as practicable following Employee's termination, equal to the following:

         (A)     65 percent of Employee's Final Average Earnings, reduced by

         (B) the actuarial equivalent value of Employee's age 62 benefit under the Social Security Act, reduced by

         (C) the single life annuity Employee would be entitled to receive under the Retirement Program at the time benefits commence under this Agreement.

         (4) SPECIAL CHANGE IN CONTROL BENEFIT. Notwithstanding the above, if Employee terminates his employment at any time following a Change in Control (as defined herein)for any reason other than a voluntary termination without Good Reason, Employee shall be entitled to an annual benefit, calculated as a single life annuity commencing as soon as practicable following such termination, equal to the greater of

         (A) the benefit determined under (1), (2), or (3) above, which-ever applies at the date of such Change in Control; or

         (B) 60 percent of Employee's Final Average Earnings, with no reduction for early commencement.

         (5) DISABILITY BENEFITS. If Employee terminates employment because of disability before the age of 55, Employee shall be entitled to an immediate benefit equal to the retirement benefit he would have received under (2) above, assuming that Employee was age 55 and had completed 25 years of service at the time of disability. If Employee terminates employment because of disability on or after age 55, Employee shall be entitled o whatever benefit he has accrued at the time of disability under (2) or (3) above.

         (6) DEATH BENEFITS. If Employee dies before age 55 while actively employed, Employee's beneficiary shall be entitled to a death benefit equal to the retirement benefit that would have been paid under (2) above, assuming that Employee retired at the date of his death at age 55 with 25 years of service. If Employee dies while actively employed on or after age 55, Employee's beneficiary shall be entitled to a death benefit equal to the retirement benefit that has been accrued by the Employee under(2) or (3) above at the date of his death.





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         (7)     FORM OF PAYMENT. Employee may elect to receive the life
         annuity SERP benefit described above in any other actuarial equivalent payment form that is permitted under the Retirement Program. However, if such election is not made at least one year before Employee's retirement or other termination from employment, the annuity calculated above shall be paid in the form of an actuarial equivalent lump sum payment.

         (8) FUNDING. Employer shall continuously and fully fund Employee's SERP benefit through a "grantor trust", within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986.

         (c) "Change in Control" means (i) the acquisition by any one person or entity, or by more than one person or entity acting as a group or in concert, of ownership of stock or securities of either Blue Cross or Cerulean representing 5% or more of the voting power of any class of stock or securities of either Cerulean or Blue Cross [except in the case of registered common stock of either Blue Cross or Cerulean traded on a recognized exchange or through the National Association of Securities Dealers Automated Quotation System (NASDAQ), which may be held in excess of 5% by institutional investors holding for investment purposes only]; (ii) the date on which a majority of the members of the Board of Directors of either Blue Cross or Cerulean are no longer "Continuing Directors" as that term is defined in the License Agreement between Cerulean and the Blue Cross and Blue Shield Association, originally dated February 2, 1996; (iii) approval by the shareholders of Cerulean or Blue Cross of any merger or consolidation or statutory share exchange as a result of which the securities of Cerulean or Blue Cross shall be changed, converted or exchanged [other than a merger or share exchange with a controlled subsidiary of Cerulean or Blue Cross] into the shares of another corporation or person or the liquidation of Cerulean or Blue Cross or the sale or disposition of 50% or more of the assets or earning power of either Cerulean or Blue Cross; or (iv) approval by the shareholders of any plan of consolidation or merger or statutory share exchange as a result of which persons who were shareholders of Cerulean or Blue Cross immediately prior to the effective date of the plan shall thereafter retain less than 50% of the voting power to elect directors of the surviving corporation.

         (d) Employee shall have the right to defer up to 100% of the base salary provided for in this Agreement. The ultimate time of receipt of such deferred compensation and other terms and conditions relating to such deferral shall be mutually agreed to by Employer and Employee.

11.      TERMINATION UPON DEATH.


         If Employee dies while employed by Employer, then Employee's salary and all other compensation benefits hereunder shall continue for a period of three (3) months from the date of death and shall then terminate except for benefits which have vested on or prior to the date of death. Such payments shall be made to Employee's estate or such beneficiary as Employee shall have designated in writing.





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12.      NON-COMPETITION.


         During the term of the Employee's employment by the Employer and for a period of two (2) years following the termination of such employment for any reason whatsoever, the Employee shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on his own behalf or in the service or on behalf of others, as an officer, director, manager, supervisor, administrator, consultant, or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in the state of Georgia in any business or activity which is the same as or essentially the same as Employer's business of providing, maintaining, operating and administering plans that reimburse for or furnish health care services.

13.      PERSONAL SERVICES.


         This is a contract for the personal services of Employee. Neither Employee, his wife, nor their estate shall have any right to commute, anticipate, or encumber any payment due hereunder, each of which is declared nonassignable and nontransferable.

14.      BINDING EFFECT.


         This Agreement shall inure to the benefit of and be binding upon the Employer, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire substantially all of the Employers assets or business or with or into which the Employer may be liquidated, consolidated, merged or otherwise combined, and shall inure to the benefit of and be binding upon Employee, his heirs, distributees and personal representatives.

15.      WAIVER.


         The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed a waiver of future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.


16.      ARBITRATION.


          In the event the parties cannot agree as to any of the terms hereof, then all such disputes shall be determined by arbitration and the Employer will appoint one arbitrator and the Employee will appoint one arbitrator, and in the event the two arbitrators are unable to resolve the dispute, then the arbitrators shall appoint a neutral third party arbitrator, and the decision of two of the three arbitrators shall bind the parties and judgement on the award may be entered by any court having jurisdiction. All expenses of the arbitration process shall be borne by Employer.





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17.      NOTICES.


         Any notice given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery or three (3) days following the date that such notice is mailed by registered or certified mail, postage prepaid, return receipt requested.

         (a) To the Employer, addressed to the Chairman of the Board at 3350 Peachtree Road N.E., Atlanta, Georgia 30326;

         (b)     To Employee at 823 Long Leaf Dr., Atlanta, Georgia 30342; or

         (c) At such other address as either party may specify to the other in writing.

18.      NONFUNDED LIABILITY.


         Employee expressly understands and agrees, for himself, his wife and estate, that, except as provided in Paragraph 10 hereof, all other payments contemplated hereunder shall constitute an absolutely nonfunded liability and bare promise of Employer to make such payments as and when due. In no circumstances shall Employee's status become more than that of a general creditor of Employer, and then only for the payment then due.





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19.      ENTIRE AGREEMENT.


         This Agreement supersedes all previous agreements between Employee and Employer and contains the entire understanding and agreement between the parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

                                   EMPLOYER:

[CORPORATE SEAL]                   BLUE CROSS AND BLUE SHIELD OF
                                   GEORGIA, INC.


ATTEST:                                    By:---------------------------------
                                               Chairman of the Board





--------------------------------
Mitchelle D. Johnson
Secretary





[ CORPORATE SEAL]                          CERULEAN COMPANIES, INC.


ATTEST:
                                           By:
                                              -------------------------------
                                              Chairman of the Board

--------------------
Hugh J. Stedman
Secretary



                                           EMPLOYEE



                                           -----------------------------
                                           RICHARD D. SHIRK





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